Exhibit 99.1

Canada Southern Petroleum Ltd.

News Release

CANADA SOUTHERN PETROLEUM LTD. ANNOUNCES DECISION

TO PARTICIPATE IN THE PROPOSED DRILLING OF A

DEVELOPMENT WELL AT KOTANEELEE

CALGARY, Alberta, May 26, 2004 -- Canada Southern Petroleum Ltd. (NASDAQ and Pacific: CSPLF; Toronto and Boston: CSW) today announced an important development respecting the Company’s interests in the Kotaneelee producing gas field and undeveloped acreage at Kotaneelee in the Yukon Territory.  The Company announced that it has determined to participate in the proposed drilling of a development well in the Kotaneelee field to the extent of its 30.67% working interest.

The operator of the field has proposed to drill a development well in the third quarter of this year and has estimated that the gross costs to drill, complete and equip the proposed well will be approximately $20 million (Cdn.) and that the well’s drilling and completion will take approximately 6 months. Canada Southern has been advised that if the proposed well is successful, production would not likely start until the end of the first quarter of next year.

No assurances can be given that the operator of the field will proceed with the proposed development well as originally proposed.  Investors are also cautioned that there can be no assurances that the development well will, if and when drilled, access additional reserves of gas in commercially recoverable quantities.  For a discussion of the various risk factors related to future development of the Kotaneelee field, please see the disclosures under the heading “Future Development of Kotaneelee” in Item 1 of the Company’s Form 10-K for the fiscal year ended December 31, 2003.

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Canada Southern Petroleum Ltd. is an independent energy company based in Calgary, Alberta, Canada. The Company is engaged in oil and gas exploration and development, with its primary interests in producing properties in the Yukon Territory and British Columbia, Canada. The Company’s limited voting shares are traded on the Nasdaq SmallCap Market and the Pacific Exchange, Inc. under the symbol “CSPLF,” and on the Boston Stock Exchange and the Toronto Stock Exchange under the symbol “CSW.”

Any statements in this release that are not historical in nature are intended to be, and are hereby identified as "forward-looking statements" for purposes of the "Safe Harbor Statement" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Among these risks and uncertainties are uncertainties as to the costs, pricing and production levels from the properties in which the Company has interests, the extent of the recoverable reserves at those properties, the risks and uncertainties associated with the planned Kotaneelee field development well and the significant costs associated with the exploration and development of the properties in which the Company has interests, particularly the Kotaneelee field. The Company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events, or otherwise.  The Company does caution, however, that results in 2004 will be significantly lower than in 2003 as a result of the one-time favorable effect in 2003 of the Kotaneelee settlement.

For further information contact: Randy Denecky, Chief Financial Officer, at (403) 269-7741.

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